# Update for Frankenthaler Investors: Auction success + a new painting Inbox ×

**Masterworks** <notification@masterworks.com>
to me

Hello Sam,

Did you catch our latest Frankenthaler painting ? We thought you'd be interested, since this style has already seen competitive demand at auction this year.

exemplifies Frankenthaler's commercially successful soak-stain format, on a domestic scale. We're bullish on this style—since just last month there was a 10-minute bidding war on this style at auction.

Take a look at the results on some soak-stain paintings from last month's auctions:



Frankenthaler's Standout 2025 Sales
Basin (1979)
Est: $2M-$3M
Sold For: $4.5M
Cloud Harbor (1974)
Est: $1.2M-$1.8M
Sold For: $2.1M
Concerto (1982)
Est: $500k-$700k
Sold For: $2.1M

These records are highly refined, large-scale examples of the 70s soak-stain style.* Ours is a smaller, simpler version of this same format, now available for $496k. Invest now, and view the offering circular below.

Thanks,

The Masterworks Team

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**MASTERWORKS**

www.masterworks.com
1 World Trade Center, 57th Floor, New York, NY 10281